Exhibit 99.1

NEWS RELEASE

Editorial Contacts:

Simone Souza

Synopsys, Inc.

650-584-6454

simone@synopsys.com

Investor Contact:

Lisa Ewbank

Synopsys, Inc.

650-584-1901

synopsys-ir@synopsys.com

Synopsys Completes Acquisition of Black Duck Software

MOUNTAIN VIEW, Calif., December 11, 2017 — Synopsys, Inc. (Nasdaq: SNPS) has completed its acquisition of Black Duck Software, Inc., a privately held leader in automated solutions for securing and managing open source software.

Software development is undergoing sweeping and rapid change, including the increasing use of open source software (OSS), which makes up 60% or more of the code in today’s applications. While the use of open source code lowers development costs and speeds time to market, it has been accompanied by significant security and license-compliance challenges, because most organizations lack visibility into the OSS in use. Black Duck’s industry-leading products automate the process of identifying and inventorying the open source code, detecting known security vulnerabilities and license compliance issues. It also provides automated alerts for any newly discovered vulnerabilities affecting the open source code.

The value of the cash transaction was approximately $547 million net of cash acquired.

About the Synopsys Software Integrity Platform

Synopsys offers the most comprehensive solution for building integrity —security and quality— into the software development lifecycle and supply chain. The Software Integrity Platform unites leading testing technologies, automated analysis, and experts to create a robust portfolio of products and services. This portfolio enables companies to develop personalized programs for detecting and remediating defects and vulnerabilities early in the development process, minimizing risk and maximizing productivity. Synopsys, a recognized leader in application security testing (AST), is uniquely positioned to adapt and apply best practices to new technologies and trends such as IoT, DevOps, CI/CD, and the Cloud. For more information, go to www.synopsys.com/software.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As the world’s 15th largest software company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and is also growing its leadership in software security and quality solutions. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing applications that require the highest security and quality, Synopsys has the solutions needed to deliver innovative, high-quality, secure products. Learn more at www.synopsys.com.

Safe Harbor Statement/Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the expected benefits of the transaction and the expected integration of Black Duck’s products, services and technology. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Synopsys cautions stockholders and prospective investors not to place undue reliance on these statements. Such risks and uncertainties include, among others: Synopsys’ ability to operate or integrate Black Duck’s business and technologies with its own successfully, which may include a potential loss of customers, key employees, partners or vendors; and uncertain customer demand and support obligations for integrated product and service offerings. Other risks and uncertainties that may apply are set forth in the Risk Factors section of Synopsys’ most recently filed Quarterly Report on Form 10-Q. Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

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